Exhibit 99.1

Masimo Reports First Quarter 2012 Financial Results

Q1 2012 Highlights (compared to Q1 2011):

•	Product revenue rose 11% to $112.2 million

•	Masimo rainbow revenue rose 14% to $8.5 million, including 70% increase in SpHb revenue

•	Shipped 33,300 Masimo SET® and Masimo rainbow® SET units

•	Net income was $15.8 million, with EPS of $0.27

Irvine, California, May 2, 2012 – Masimo (NASDAQ: MASI) today announced its financial results for the first quarter ended March 31, 2012.

Masimo’s total first quarter revenue, including royalties, rose 6% to $119.2 million, compared to $113.0 million for the first quarter of 2011. First quarter 2012 product revenue rose 11% to $112.2 million, compared to $101.6 million for the first quarter of 2011. The company’s worldwide end-user business grew 12% in the first quarter of 2012 and represented 85% of product revenue. OEM sales, which represented the remaining 15% of product revenue in the first quarter, were flat compared to the same period in 2011. Revenue from Masimo rainbow product sales rose 14% to $8.5 million in the first quarter, compared to $7.4 million for the first quarter of 2011. First quarter 2012 rainbow revenue included a 70% increase in total hemoglobin (SpHb) sales, compared to the first quarter of 2011.

Net income for the first quarter was $15.8 million, or $0.27 per diluted share, compared to net income of $18.0 million, or $0.30 per diluted share, in the first quarter of 2011. The decline reflects a $4.5 million reduction in royalty revenue received from Covidien due to a decline in the royalty rate, effective March 15, 2011.

During the first quarter, the company shipped approximately 33,300 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, compared to approximately 43,100 in the same prior-year period. Masimo estimates its worldwide installed base as of March 31, 2012 to be 1,005,000 units, up 13% from 890,000 units as of April 2, 2011.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Masimo delivered a solid start to 2012 with 11% product revenue growth, fueled by double-digit growth in both our U.S. acute care and international direct channels, coupled with a 14% rise in global rainbow sales. In addition, our worldwide installed base exceeded one million units for the first time ever, signaling continued increased demand for our breakthrough noninvasive monitoring technologies that benefit hospitals, clinicians and patients by improving care and reducing costs.”

As of March 31, 2012, cash and cash equivalents were $128.8 million, compared to $129.9 million as of December 31, 2011. The change reflects primarily net cash generated from operations, offset by $7.2 million in cash used to purchase the assets of Spire Semiconductor and $14.4 million in cash used to repurchase shares of Masimo common stock. Including shares repurchased early in the second quarter of 2012, the company completed its full three million share repurchase program authorized by the Board of Directors in August 2011.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 69297005. After the live webcast, the call will be available on Masimo’s website through June 1, 2012. In addition, a telephonic replay of the call will be available through May 15, 2012. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 69297005.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow® SET Pulse CO-OximetryTM technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, the company introduced Masimo Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow Acoustic MonitoringTM, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow SET technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. Masimo SET and Masimo rainbow SET technologies can also be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact:	Media Contact:
Sheree Aronson	Mike Drummond
(949) 297-7043	(949) 297-7434
saronson@masimo.com	mdrummond@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57, Rad-8, Rad-5, Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$128,848	$129,882
Accounts receivable, net of allowance for doubtful accounts	60,861	57,013
Royalties receivable	7,285	7,102
Inventories	47,879	45,944
Prepaid expenses	6,405	9,410
Deferred tax assets	11,542	11,576
Other current assets	3,649	2,008

Total current assets	266,469	262,935
Deferred cost of goods sold	50,587	51,679
Property and equipment, net	20,246	15,239
Intangible assets, net	12,595	11,393
Goodwill	5,633	448
Deferred tax assets	16,776	16,766
Other assets	8,083	7,644

Total assets	$380,389	$366,104

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$29,397	$27,302
Accrued compensation	17,628	19,717
Accrued liabilities	20,792	12,297
Income taxes payable	4,882	570
Deferred revenue	16,837	16,019
Current portion of capital lease obligations	48	48

Total current liabilities	89,584	75,953
Deferred revenue	849	984
Capital lease obligations, less current portion	62	74
Other liabilities	12,117	9,427

Total liabilities	102,612	86,438
Equity
Masimo Corporation stockholders’ equity:
Common stock	57	58
Treasury stock	(58,606)	(37,396)
Additional paid-in capital	247,480	243,528
Accumulated other comprehensive income	861	1,274
Retained earnings	85,138	69,364

Total Masimo Corporation stockholders’ equity	274,930	276,828
Noncontrolling interest	2,847	2,838

Total equity	277,777	279,666

Total liabilities and equity	$380,389	$366,104

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2012	April 2, 2011
Revenue:
Product	$112,219	$101,577
Royalty	7,009	11,465

Total revenue	119,228	113,042
Cost of goods sold	39,923	36,210

Gross profit	79,305	76,832
Operating expenses:
Selling, general and administrative	46,472	41,468
Research and development	10,505	9,975

Total operating expenses	56,977	51,443

Operating income	22,328	25,389
Non-operating income (expense)	(582)	194

Income before provision for income taxes	21,746	25,583
Provision for income taxes	5,980	7,429

Net income including noncontrolling interest	15,766	18,154
Net (income) loss attributable to the noncontrolling interest	8	(141)

Net income attributable to Masimo Corporation stockholders	$15,774	$18,013

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.27	$0.30

Diluted	$0.27	$0.30

Weighted average shares used in per share calculations:
Basic	58,178	59,598

Diluted	59,142	60,991

The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):

	Three Months Ended
	March 31, 2012	April 2, 2011
Cost of goods sold	$159	$146
Selling, general and administrative	2,943	2,515
Research and development	702	772

Total	$3,804	$3,433

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended
	March 31, 2012	April 2, 2011
Cash flows from operating activities:
Net income including noncontrolling interest	$15,766	$18,154
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	1,760	2,044
Share-based compensation	3,804	3,433
Provision (benefit) for doubtful accounts	(217)	72
Provision for obsolete inventory	471	376
Provision for warranty costs	619	699
Income tax benefit from exercise of stock options granted prior to January 1, 2006	56	751
Excess tax deficit from share-based payment arrangements	167	198
Changes in operating assets and liabilities:
Increase in accounts receivable	(3,496)	(2,263)
(Increase) decrease in royalties receivable	(183)	228
(Increase) decrease in inventories	(1,930)	2,489
(Increase) decrease in deferred cost of goods sold	1,119	(4,673)
Decrease in prepaid expenses	3,031	3,028
Increase in other assets	(2,090)	(356)
Increase (decrease) in accounts payable	1,268	(4,375)
Decrease in accrued compensation	(2,198)	(6,981)
Increase (decrease) in accrued liabilities	170	(721)
Increase in income taxes payable	4,141	3,555
Increase in deferred revenue	683	161
Increase in other liabilities	307	361

Net cash provided by operating activities	23,248	16,180

Cash flows from investing activities:
Purchases of property and equipment	(1,913)	(808)
Increase in intangible assets	(525)	(498)
Cash paid for acquisition	(7,176)	—

Net cash used in investing activities	(9,614)	(1,306)

Cash flows from financing activities:
Repayments of capital lease obligations	(12)	(16)
Proceeds from issuance of common stock	275	2,628
Excess tax deficit from share-based payment arrangements	(167)	(198)
Repurchases of common stock	(14,366)	—

Net cash provided by (used in) financing activities	(14,270)	2,414

Effect of foreign currency exchange rates on cash	(398)	11

Net increase (decrease) in cash and cash equivalents	(1,034)	17,299
Cash and cash equivalents at beginning of period	129,882	88,305

Cash and cash equivalents at end of period	$128,848	$105,604